Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLACKROCK, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

BlackRock, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The third and fourth paragraphs of Article SIXTH of the Corporation’s Amended and Restated Certificate of Incorporation are hereby amended to read in their entirety as set forth below:

C.	Election and Term. A director shall be elected to hold office until the expiration of the term for which such person is elected, and until such person’s successor shall be duly elected and qualified. Commencing at the annual meeting of stockholders that is held in calendar year 2013 (the “2013 Annual Meeting”), the directors of the Corporation shall be elected annually for terms of one year, except that any director in office at the 2013 Annual Meeting whose term expires at the annual meeting of stockholders in calendar year 2014 or calendar year 2015 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. Accordingly, at each annual meeting of stockholders after the terms of all Continuing Classified Directors have expired, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. Any vacancies created in the Board of Directors through and increase in the number of directors or otherwise may be filled in accordance with the By-Laws of the Corporation and the applicable laws of the State of Delaware.

D.	Removal of Directors. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock with respect to any directors elected by the holders of such class or series, any director, or the entire Board of Directors, may be removed, with or without cause, by the holders of a majority of the votes of capital stock then entitled to vote in the election of directors at a meeting of stockholders called for that purpose, except that Continuing Classified Directors and any director appointed to fill a vacancy of any Continuing Classified Director may be removed only for cause.

SECOND: This amendment to the Corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 24th day of May, 2012.

BlackRock, Inc.

By:	/s/ Harris Oliner
Name:	Harris Oliner
Title:	Secretary